Exhibit (a)(1)(D)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Komag, Incorporated
at
$32.25 Net Per Share
by
State M Corporation,
a wholly owned subsidiary of
Western Digital Technologies, Inc.,
a wholly owned subsidiary of
Western Digital Corporation

July 11, 2007

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

State M Corporation, a Delaware corporation (the “Offeror”) and a wholly owned subsidiary of Western Digital Technologies, Inc., a Delaware corporation (“WDTI”) and a wholly owned subsidiary of Western Digital Corporation, a Delaware corporation (“Parent”), WDTI and Parent have appointed Goldman, Sachs & Co. as Dealer Manager (the “Dealer Manager”) in connection with the offer to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Komag, Incorporated, a Delaware corporation (the “Company”), at $32.25 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offeror’s Offer to Purchase dated July 11, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is being made in connection with the Agreement and Plan of Merger, dated June 28, 2007, among the Offeror, Parent and the Company.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase, dated July 11, 2007;

2. Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and any of the other required documents cannot be delivered to Computershare Trust Company, N.A., the Depositary for the Offer, by the expiration of the Offer;

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

6. Return envelope addressed to the Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, AUGUST 7, 2007, UNLESS THE OFFER IS EXTENDED.

The Offeror will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, D.F. King & Co., Inc. (the “Information Agent”) or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Offeror will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary by 12:00 midnight, New York City time, on Tuesday, August 7, 2007.

Any inquiries you may have with respect to the Offer should be addressed to the Dealer Manager at its address and telephone numbers set forth on the back cover of the enclosed Offer to Purchase. Requests for additional copies of the enclosed materials may be obtained from the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

GOLDMAN, SACHS & CO.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE OFFEROR, WDTI, PARENT OR ANY OF THEIR AFFILIATES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.